Exhibit 10.4

                     AMENDMENT NO. 7 TO TERMS OF EMPLOYMENT
                                       Of
                                 URS W. STAMPFLI
                                      With
                              CONCORD CAMERA CORP.

      This AMENDMENT NO. 7 TO TERMS OF EMPLOYMENT is effective as of June 24, 2008 (this "Instrument") by and between CONCORD CAMERA CORP. (the "Company") and Urs W. Stampfli ("Employee").

                                    RECITALS

      A. The Employee is currently employed by the Company pursuant to the Terms of Employment, dated as of January 1, 2000, as thereafter amended (as amended, the "Agreement"), between the Company and the Employee.

      B.     The parties desire to modify the Agreement as set forth herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

      2. The second paragraph of Section 12 of the Agreement is hereby deleted and replaced in its entirety with the following paragraphs:

      "The Company may terminate the employee's employment at any time for any reason or without reason by giving the employee 30 days' written notice. The employee may terminate his employment after the end of any calendar month during the Term or after the end of the Term for any reason or without reason by giving the Company 30 days' written notice. In the event the Company elects to terminate pursuant to this provision, it may at its option request the employee to remain in its employment during the 30 day period following delivery of notice of termination, provided that the Company shall continue to provide the employee with his normal and customary compensation and benefits as prescribed in Sections 5, 8 and 11. Alternatively, the Company may require the employee to cease working at any time during the 30-day notice period. If: (i) the Company terminates the employee's employment without cause (as defined above in this Section) whether during the Term or at any time after the end of the Term; or (ii) the employee terminates his employment with the Company after the end of any calendar month during the Term or after the end of the Term by giving the Company 30 days' written notice, then the employee will be paid for a total of one (1) year (post-employment compensation), excluding any portion of the 30-day notice period for which the employee remained in the Company's employment, at the then effective compensation provided for in
      Section 5. The  post-employment  compensation  related  to


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      the employee's salary and auto allowance will be paid in installments (net of required withholding) in accordance with the Company's normal payroll schedule for executives. The Company's obligation to pay any such post-employment compensation is conditioned upon the employee's prior and continued compliance with the provisions of this Agreement including, but not limited to, Section 13 and Exhibit A.

      Additionally, if: (i) the Company terminates the employee's employment without cause (as defined above in this Section) whether during the Term or at any time after the end of the Term; or (ii) the employee terminates his employment with the Company after the end of any calendar month during the Term or after the end of the Term by giving the Company 30 days' written notice; and (iii) the employee, by written notice to the Company,
      (a) elects COBRA continuation coverage (for the period after the termination effective date) under the Company's insurance policies by which the employee is then covered or, if COBRA continuation coverage under the Company's insurance policies is not available for any portion of the one (1) year post-employment period, (b) obtains medical, dental and vision insurance coverages substantially similar to the medical, dental and vision insurance coverages under the Company's insurance policies in effect at the time COBRA continuation coverage under the Company's insurance policies is no longer available, then the Company shall reimburse the employee for the premiums paid by the employee thereunder during the one (1) year post-employment period which shall run from the termination effective date. The Company shall make each such premium reimbursement payment within seven (7) days after its receipt of notice of payment thereof by the employee"

      3.     The following new Section 22 is hereby added to the Agreement:

      "22. Section 409A of the Code.

      This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent applicable, and shall be so interpreted. Notwithstanding anything herein to the contrary, (i) if at the time of a "separation from service" from the Company, the employee is a "specified employee" (as such terms are defined in Section 409A and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the employee) until the date that is six months following the employee's separation from service from the Company (or the earliest date as is permitted under Section 409A). To the extent any reimbursements or in-kind benefits due to the employee under this Agreement constitutes "deferred compensation" under Section 409A, any such reimbursements or in-kind benefits shall be paid to the employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. Neither the Company nor any

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      of its  employees  or  representatives  shall  have any  liability  to the employee with respect to Section 409A."

      4. Except as hereby amended, all of the terms and conditions set forth in the Agreement are and shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties executed this Instrument as of the date first set forth above.

EMPLOYEE:                                  CONCORD CAMERA CORP.

   /s/   Urs W. Stampfli                   By:    /s/   Ira B. Lampert
--------------------------------              ----------------------------------
Name:  Urs W. Stampfli                        Name:  Ira B. Lampert
                                              Title: Chief Executive Officer

Dated:  June 24, 2008                      Dated:  June 24, 2008

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